Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

TERRYVILLE MINERAL & ROYALTY PARTNERS LP

This Certificate of Limited Partnership of Terryville Mineral & Royalty Partners LP (the “Limited Partnership”), dated October 10, 2014 is being duly executed and filed by the undersigned general partner to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq.).

1.	The name of the Limited Partnership is Terryville Mineral & Royalty Partners LP.

2.	The address of the registered office of the Limited Partnership in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901, and the name and address of the registered agent for service of process on the LLC in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

3.	The name and mailing address of the general partner are as follows:

TRVL Partners GP LLC

500 Dallas Street, Suite 1800

Houston, Texas 77002

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of Terryville Mineral & Royalty Partners LP as of the date first above written.

By: TRVL PARTNERS GP LLC, its general partner

/s/ Jason M. Childress
Jason M. Childress, Authorized Person